UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2005

Monolithic System Technology, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

755 N. Mathilda Avenue

Sunnyvale, California 94085

(Address of principal executive offices, with zip code)

(408) 731-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Registrant, Monolithic System Technology, Inc. (“MoSys” or the “Company”) and Chester J. Silvestri entered into an employment offer letter agreement, which was made effective on July 26, 2005.  Pursuant to this agreement, Mr. Silvestri: (i) agreed to serve as Chief Executive Officer of the Company, (ii) will receive an annualized base salary of $275,000, (iii) will be eligible to receive a bonus at the discretion of the Company’s Board of Directors (the “Board”), (iv) will be eligible for an annual bonus equal to up to 50% of Mr. Silvestri’s base salary upon achievement of stated objectives, as determined by the Board in its sole discretion, and (v) will be granted options (the “Options”) to purchase 750,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan.  The Options will have a four-year vesting schedule, such that 25% of the total number of shares subject to the Options will vest on the first anniversary of Mr. Silvestri’s employment with the Company and 1/48 of the shares subject to the Options will vest at the end of each successive calendar month thereafter, subject in all events to Mr. Silvestri’s continued service with the Company.

The Company and Mr. Silvestri also entered into a Change-in-Control Agreement, a Mutual Agreement to Arbitrate and the Company’s standard form Employment Confidential Information and Invention Assignment Agreement, all effective on July 26, 2005.  The Change-in-Control Agreement provides, amongt other things, that in the event of termination of Mr. Silvestri’s employment by Mr. Silvestri for Good Reason (as defined below) within two years following a Change-in-Control (as defined below), Mr. Silvestri will be entitled to, amongother things, the immediate and unconditional vesting of 50 percent of the then unvested stock options and stock awards previously granted to Mr. Silvestri and, for the one-year period following termination, the right to exercise any stock options or other awards held by him.  The Change-in-Control Agreement defines “Good Reason” as assignment to Mr. Silvestri of duties incompatible with his position, failure to maintain Mr. Silvestri in this position and its reporting relationship or a substantial diminution in the nature of Mr. Silvestri’s authority or responsibilities; reduction in Mr. Silvestri’s then current base salary or in the bonus or incentive compensation opportunities or benefits coverage available during the term of the Change-in-Control Agreement, except pursuant to an across-the-board reduction similarly affecting all senior executives of MoSys; termination of Mr. Silvestri’s employment, for any reason other than death, disability, voluntary termination or misconduct; relocation of Mr. Silvestri’s principal place of business to a location more than 30 miles from the location of such office on the date of the Change-in-Control Agreement; MoSys’s failure to pay Mr. Silvestri any material amounts otherwise vested and due to him under the Change-in-Control Agreement or under any plan, program or policy of MoSys; or failure of a successor to MoSys following a Change-in-Control to expressly assume or affirm MoSys’s obligations under the Change-in-Control Agreement.  Under the Change-in-Control Agreement, a “Change-in-Control” is defined as an acquisition of 45% or more of the Company’s outstanding voting securities by one individual or entity or a group of stockholders or an acquisition of the Company which results in a change in the majority of the directors on the Board, a new stockholder or group receiving at least 45% of the outstanding voting securities, or the Company’s old stockholders retaining less than 50% of the Company’s outstanding voting securities.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 28, 2005, MoSys announced the appointment of Chester J. Silvestri as Chief Executive Officer, effective on July 26, 2005, and as the seventh member of the Board, effective on July 27, 2005.  A copy of the related press release is attached to this Current Report on Form 8-K as Exhibit 99.1. The material terms and conditions of Mr. Silvestri’s employment with the Company are described under Item 1.01 above, which description is incorporated by reference into this Item 5.02.

Prior to becoming the Company’s Chief Executive Officer,  Mr. Silvestri served as Chief Executive Officer of CEVA, Inc., a licensor of digital signal processing cores and platform-level intellectual property to semiconductor and electronic industries, from June 2003 until May 2005.  From January 2003 until his appointment at CEVA, Mr. Silvestri served as a consultant to the high tech industry. From June 2002 to January 2003, Mr. Silvestri held the position of Chairman of Arcot Systems, having been President and CEO from 1999 to 2002. Arcot Systems is the developer of the “Verified by Visa” credit card authentication software product. From 1998 to 1999, Mr. Silvestri was COO of Tripath Technology, Inc. From 1992 to 1998, Mr. Silvestri held various positions at Sun Microsystems, Inc., most recently as President of the Microelectronic Division. Prior to Sun, Mr. Silvestri was Vice President and General Manager of the Technology Licensing division of MIPS Computer Systems, Inc. from 1986 to 1992. Before joining MIPS, Mr. Silvestri held various marketing management positions at Intel Corporation, both in the U.S. and in Europe.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued July 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOLITHIC SYSTEM TECHNOLOGY, INC.

Date: July 29, 2005	By:	/s/ Mark Voll
Mark Voll
Vice President, Finance & Administration, Chief Financial Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued July 28, 2005